Exhibit 10.17

May 29, 2025

Exclusive License Agreement 12-month Suspension

HCW Biologics Inc. (“HCW”) and Wugen, Inc. (“Wugen”) hereby mutually agree to a 12-month suspension (herein “12-month Suspension”) of Wugen’s obligations under the Exclusive License Agreement (“License”) dated December 24, 2020, between HCW and Wugen. Wugen and HCW agree to maintain the License for the 12-month Suspension period, which will begin on May 30, 2025. HCW agrees to suspend Wugen’s clinical trial due diligence obligations during the 12- month suspension. Wugen agrees to waive the License exclusivity and grants HCW the exclusive right to seek alternative licensees for HCW9201 and/or HCW9206 for all ex vivo rights, including commercialization, during the 12-month Suspension period.

HCW and Wugen agree to the following terms in connection with a 12-month Suspension of the License:

1.
Termination Term
a.
The License will terminate automatically at end of the 12-month Suspension period unless Wugen resumes the FTE payments and initiates or resumes the clinical trial for WU-NK-101 in Phase 1b/2 memory NK cell for adoptive transfer by May 31, 2026.
b.
HCW has the right to terminate the License during the 12-month Suspension period if HCW enters into a letter of intent or agreement with a third party for a license of either HCW9201 and/or HCW9206.

2.
FTE Payment Term and cash obligations: During the 12-month Suspension, Wugen is not required to pay the $250,000 FTE cost and the cost is fully waived during this period. If the License is not fully terminated, but instead resumes at the end of the 12-month Suspension period, Wugen will resume the $250,000/year FTE costs, paid quarterly.

For avoidance of doubt, Wugen will have no cash obligations for the License during 12- month Suspension, except for obligations accrued prior to May 01, 2025, including but not limited to intellectual property maintenance, FTE costs, pass- through expenses of any kind.

3.
Inventory: If the License is terminated, HCW, or a party designated by HCW, will have the right, but not the obligation, to purchase Wugen’s accumulated GMP-grade inventory of HCW9201/HCW9206/HCW9101.
4.
Research and Clinical Data
a.
HCW shall be permitted to rely upon Wugen’s published pre-clinical and clinical data for marketing of HCW9206 and/or HCW9201 for NK cell therapy.
b.
HCW will continue to perform the stability assays for HCW9206, HCW9201, and HCW9101 GMP materials. Wugen will be available to HCW for limited technical support during the 12-month Suspension.

By signing below, you acknowledge and agree that the above terms shall amend and be incorporated into the Exclusive License Agreement.

Agreed and Accepted:

HCW Biologics Inc. Wugen, Inc.

Hing C. Wong, CEO Kumar Srinivasan, CEO

Date Signed: May 30, 2025 | 1:12 PM PDT Date Signed: May 30, 2025 | 1:12 PM PDT